Exhibit 4.5

RULES OF THE WISE PLC LONG TERM INCENTIVE PLAN

WISE plc

Committee’s Adoption:	18 June 2021

Expiry Date:	7 July 2031

Amended by Committee:	12 November 2024

Ref: L-304970

1	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“Award” means a Conditional Award, an Option or Forfeitable Shares;

“Award Date” means the date set by the Committee under rule 2.3 or, if no such date is set, the date on which the Award is granted;

“Bonus Deferral Award” means an Award to which rule 2.4 applies;

“Change of control” means

(a)	when a general offer to acquire Shares made by a person (or a group of persons acting in concert) becomes wholly unconditional; or

(b)	when, under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation, a court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(c)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

“Clawback Period” means the period during which the Committee can decide under rule 6.2 that clawback will apply which, unless the Committee decide otherwise under rule 2.3, will run from the date on which the Award Vests until the fifth anniversary of the Award Date;

“Code” means the U.S. Internal Revenue Code of 1986, as amended and any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder;

“Committee” means, subject to rule 9.6 (Composition of the Committee), the board of directors of the Company or a duly authorised person or group of persons;

“Company” means Wise plc;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Dealing Restriction” means any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company as varied from time to time;

“Dividend Equivalent” means an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and such date reasonably determined by the Committee up to and including the date of satisfaction of an Award, subject to rule 5.5 (Dividend Equivalent);

“Final Lapse Date” means the 10th anniversary of the date on which an Option is granted or any earlier date set under rule 2.3 (Terms of Awards);

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Forfeitable Share Agreement” means the agreement referred to in rule 2.7;

“Grantor” means, in respect of an Award, the Company or any Member of the Group or other entity which has agreed or is otherwise bound to satisfy the Award;

“Gross Holding Award” means an Option or Conditional Award subject to a Holding Requirement as described in Schedule 7;

“Holding Period” means the period during which a Holding Requirement applies;

“Holding Requirement” means a requirement that:

(a)	Shares be held during the Holding Period as described in rule 7; or

(b)	the Award continues during the Holding Period as a Gross Holding Award as described in Schedule 7;

“Holding Share” means a Share which is subject to a Holding Requirement as described in rule 7;

“IPO” the admission to trading of Shares on the official list of the London Stock Exchange;

“Market Value” means, except where the definition in Schedule 1 applies, the market value determined by the Committee in its discretion on the relevant date by reference to the closing price on that date or the previous trading day or average closing prices over a period specified by the Committee;

“Member of the Group” means:

(a)	the Company;

(c)	its Subsidiaries from time to time; or

(d)	any other company which is associated with the Company and is so designated by the Committee;

“Normal Vesting Date” means the date set by the Committee for Vesting of an Award under rule 2.3 (Terms of Awards);

“Option” means a right to acquire Shares granted under the Plan;

“Participant” means a person holding (or who previously held) an Award or their personal representatives;

“Performance Condition” means a condition set for an Award under rule 2.5;

“Plan” means these rules known as the “Wise plc Long Term Incentive Plan”, as changed from time to time;

“Phantom Award” means an Option or Conditional Award which the Committee has determined under rule 2.3.3 will always be satisfied in cash as described in rule 5.7;

“Shares” means fully paid ordinary A shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” occurs at the time or times described in rule 5.1 and means the determination of the number of Shares in respect of which:

(a)	an Option will be exercisable; and,

(b)	a Conditional Award will be satisfied; and

(c)	in relation to Forfeitable Shares, the restrictions in the Forfeitable Share Agreement will cease to apply.

2	Granting Awards

2.1	Eligibility

The Committee may decide that an Award will be granted to anyone who is an employee, including an executive director of any Member of the Group on the date of grant in accordance with any selection criteria that the Committee in its discretion may set.

A Bonus Deferral Award may be granted to a former employee of any Member of the Group.

However, unless the Committee considers that special circumstances exist, an Award (other than a Bonus Deferral Award) may not be granted to a person who, on the date of grant, has given or been given notice terminating their employment, whether or not such termination is or would be lawful.

2.2	Timing of Award

Awards may not be granted after the 10th anniversary of IPO and may only be granted:

2.2.1	within 42 days starting on any of the following:

(i)	the end of any closed period under the UK version of the Market Abuse Regulation (EU) 596/2014 which is part of UK law by virtue of the European Union (Withdrawal) Act 2018;

(ii)	the day after the announcement of the Company’s results for any period (whether annual, quarterly or half-yearly);

(iii)	the date of the Company’s annual general meeting or any other general meeting; or

(iv)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made,

2.2.2	where an Award is granted in connection with the recruitment of an employee, as soon as practicable following the start of the relevant employment with any Member of the Group;

2.2.3	as soon as practicable following the lifting of any Dealing Restrictions which prevented the granting of Awards during any period specified above; or

2.2.4	at any other time if the Committee resolves that exceptional circumstances exist which justify the grant of Awards at such time.

2.3	Terms of Awards

The Committee will set the following terms for each Award:

2.3.1	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option;

(iii)	Forfeitable Shares;

or a combination of these;

2.3.2	whether the Award is a Bonus Deferral Award (see rule 2.4);

2.3.3	in the case of a Conditional Award or an Option, whether the Award is a Phantom Award;

2.3.4	subject to rule 3 (limits), the number of Shares subject to the Award or how it will be calculated;

2.3.5	the Award Date (if not the date on which the Award is granted);

2.3.6	any Performance Condition - see rule 2.5 (Performance Conditions);

2.3.7	the Normal Vesting Date(s) and, if more than one the number of Shares which will Vest on each Normal Vesting Date or how that will be determined;

2.3.8	whether or not a Holding Requirement will apply and if so, when the Holding Period will normally end;

2.3.9

if a Holding Requirement applies, the Committee may also set whether the Holding Requirement takes the form either of a requirement that Shares be held during the Holding Period as described in rule 7, or the Award continues as a Gross Holding Award as described in Schedule 7;

2.3.10	in the case of a Conditional Award or Option, whether or not the Award carries a Dividend Equivalent and, if so, the basis on which it will be determined;

2.3.11	the Clawback Period;

2.3.12	in the case of an Option, the Exercise Price (which may be nil) and the Final Lapse Date if it is to be earlier than the 10th anniversary of the date on which the Option is granted;

2.3.13	which, if any, of the Schedules to these rules applies to the Award (though Schedule 1 can apply without any decision by the Committee); and

2.3.14	any other terms determined by the Committee which are not inconsistent with these rules.

2.4	Bonus Deferral Award

An Award is a Bonus Deferral Award if:

2.4.1	the Participant is (subject to rule 2.4.2) awarded a cash bonus; and

2.4.2	the Committee decides (with or without the agreement of the Participant) that the Bonus Deferral Award will be granted instead of some or all of the cash bonus which would otherwise be payable; and

2.4.3	the Committee designates the Award as a Bonus Deferral Award.

The number of Shares subject to a Bonus Deferral Award will be that which has a Market Value on the Award Date equal to the amount of cash bonus which would otherwise be payable.

An Award granted in connection with the hiring of an Employee in lieu of awards forfeited from the Employee’s previous employer may be granted as a Bonus Deferral Award if the Committee so designates.

Bonus Deferral Awards are different to others in that they do not normally lapse on leaving employment (see rule 8) and are not normally reduced on a Change in control or similar corporate event (see rule 9).

2.5	Performance Conditions

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more conditions which may or may not be linked to the performance of the Company, the Participant, or the Member of the Group in whose business unit the Participant works.

A Performance Condition will normally be specified when the Award is granted. The Committee may change a condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate to do so.

2.6	Documentation of Conditional Awards and Options

Conditional Awards and Options will be granted by deed.

Each Participant will receive a certificate setting out the terms of a Conditional Award or an Option determined under rule 2.3 as soon as practicable after the Award is granted. The certificate may be the deed referred to above or any other document.

If any certificate is lost or damaged the Company may replace it on such terms as it decides.

2.7	Documentation of Forfeitable Shares

Where an Award consists of Forfeitable Shares, the Participant must enter into a Forfeitable Share Agreement with the Grantor on such terms as the Committee may determine. The Forfeitable Share Agreement must provide that, to the extent that the Award lapses under the Plan, the Shares are forfeited and the Participant will immediately transfer the interest in the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor.

2.8	Transfer of Forfeitable Shares

On or after the grant of an Award of Forfeitable Shares the Grantor will procure that the relevant number of Shares are transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan and the Forfeitable Share Agreement.

2.9	No payment

A Participant is not required to pay for the grant of any Award.

2.10	Administrative errors

2.10.1	If an Award is granted which is inconsistent with rule 2.1 (Eligibility), it will lapse immediately.

2.10.2

If any Award is granted which is inconsistent with rules 3.1 (Individual limit for Awards), 3.2 (Plan limits - 10 per cent) or 3.3 (Plan limits - 5 per cent), the Award will, unless the Committee decides otherwise, be limited and will take effect from the date it is granted on a basis consistent with those rules.

2.10.3

If the Committee determine that an Award is granted in or subject to an error, including being granted in respect of an incorrect number of Shares, the Committee may determine that the Award shall lapse or be adjusted in order to correct such error, including that the number of Shares subject to such Award shall be adjusted (provided that the Award as adjusted continues to be subject to the rules of the Plan).

3	Limits

3.1	Individual limit

The Committee will, from time to time, set an individual limit on the Market Value of Shares subject to Awards granted to any one Participant. This limit cannot be exceeded without the prior approval of the Committee. For executive directors this will not exceed the limit set out in the Company’s remuneration policy approved by shareholders as amended from time to time.

For Options (apart from those with a nil Exercise Price), “the Market Value of Shares subject to Awards”, for the purposes of this rule 3.1, is to be the fair value of the Options as calculated by the Company using an option valuation model.

This limit may be exceeded if the Committee determines that exceptional circumstances make it desirable that Awards should be granted in excess of that limit, and does not apply to an Award granted in connection with the hiring of an Employee in lieu of awards forfeited from the Employee’s previous employer.

“Basic salary” means gross salary before adjustment to take account of any flexible benefits. Basic salary payable in a currency other than sterling will be converted into sterling at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Committee on a date chosen by the Committee.

For the avoidance of doubt, no individual limit applies to a Bonus Deferred Award.

3.2	Plan limits - 10 per cent

An Award must not be granted on any day if:

3.2.1	the number of Shares committed to be issued under that Award, plus

3.2.2	the number of Shares which have been issued, or committed to be issued, to satisfy:

(i)	other Awards under the Plan, or

(ii)	options or awards under any other employee share plan operated by the Company,

granted in the previous ten years

is more than 10 per cent of the ordinary share capital of the Company in issue immediately before that day.

3.3	Plan limits - 5 per cent

An Award must not be granted on any day if:

3.3.1	the number of Shares committed to be issued under that Award plus

3.3.2	the number of Shares which have been issued, or committed to be issued, to satisfy:

(i)	other Awards under the Plan; or

(ii)	options or awards under any other employee share plan adopted by the Company,

granted, on a discretionary basis, in the previous ten years,

is more than 5 per cent of the ordinary share capital of the Company in issue immediately before that day.

3.4	Scope of Plan limits

For the purposes of determining the limits in rules 3.2 (Plan limits – 10 per cent) and 3.3 (Plan limits - 5 per cent), the following are ignored:

3.4.1	Shares committed to be issued under a Dividend Equivalent (or otherwise in respect of any dividend); and

3.4.2	Shares issued, or committed to be issued to satisfy options or awards under any other employee share plan operated by any Member of the Group which were granted before IPO.

As long as so required by the Investment Association, shares transferred from treasury are counted as part of the ordinary share capital of the Company and as shares issued by the Company.

4	Before Vesting

4.1	Rights

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award or Option until the Shares are issued or transferred to the Participant.

Except to the extent specified in the Forfeitable Share Agreement, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

4.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 4.2 does not apply:

4.2.1	to the transmission of an Award on the death of a Participant to the personal representatives; or

4.2.2	to the assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee impose.

4.3	Rights issues, demergers and changes to share capital

If there is:

4.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

4.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

4.3.3	a special dividend or distribution, or

4.3.4	any other corporate event which might affect the current or future value of any Award,

the Committee may adjust the description, number and/or class of Shares or securities subject to the Award and, in the case of an Option, the Exercise Price.

Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where there is a variation or other event of the sort described in this rule 4.3. Any shares, securities or rights allotted to a Participant as a result of such an event will be:

4.3.5	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

4.3.6	subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

5	Vesting

5.1	Timing of Vesting

Subject to rule 6 (Malus, delay and clawback) and any Holding Requirement under rule 7, an Award will normally Vest on the latest of:

5.1.1	the date on which the Committee determines the extent to which any Performance Condition has been met under rule 5.2;

5.1.2	the Normal Vesting Date; and

5.1.3	the first date on which Vesting is not prevented by a Dealing Restriction.

5.2	Determining the Performance Condition

If the Award is subject to a Performance Condition, the Committee will determine the extent to which it is satisfied as soon as reasonably practicable after the end of the period over which it is tested (or if later after the Normal Vesting Date), and an Award will lapse to the extent that the Performance Condition is not satisfied.

Without limiting the Committee’s discretion under rule 6, the Committee may decide to reduce the extent to which the Award Vests on a formulaic basis. In doing so, it may, but shall not be obliged to, take into account:

5.2.1	the Committee’s assessment of the performance of any Member of the Group or of any business area or team;

5.2.2	the conduct, capability, or performance of the Participant;

5.2.3	the Committee’s assessment of the appropriateness of the value in respect of which the Award would otherwise Vest; and

5.2.4	any exceptional event that has affected the Company or any Member of the Group.

5.3	Consequences of Vesting for Conditional Awards

Subject to any Holding Requirement under rule 7, within 30 days of a Conditional Award Vesting, the Grantor will arrange (subject to rules 5.8 (Tax), 6 (Malus and clawback), 8.4 (Death) and 12.8 (Consents)) for the transfer including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

5.4	Consequences of Vesting for Options

Subject to rule 8.1 (General rule):

5.4.1	a Participant may only exercise an Option to the extent it has Vested.

5.4.2

to exercise the Option, the Participant must give notice in the prescribed form to the Grantor or any person nominated by the Committee and pay the Exercise Price (if any) or make arrangements, satisfactory to the Committee for its payment.

5.4.3

within 30 days of a valid exercise of an Option, the Grantor will arrange (subject to any Holding Requirement under rule 7 and rules 5.7 (Cash alternative), 5.8 (Tax), 6 (Malus and clawback) and 12.8 (Consents)) for the number of Shares in respect of which the Option is exercised to be issued or transferred to or to the order of the Participant.

5.4.4	the Option will lapse, at the latest, on the close of business on the Final Lapse Date.

5.4.5	if an Option lapses under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period or the earliest lapse will prevail.

5.5	Consequences of Vesting for Forfeitable Shares

The Forfeitable Share Agreement will cease to apply to an Award of Forfeitable Shares to the extent it has Vested.

5.6	Dividend Equivalent

If the Award carries a Dividend Equivalent, the Grantor will arrange (subject to any Holding Requirement and rules 5.7 (Cash alternative), 5.8 (Tax), 6 (Malus and clawback) and 12.8 (Consents)) for a number of additional Shares to be issued to the Participant at the same time as the Shares in respect of which the Award is Vested are delivered.

5.7	Cash alternative

The Committee may decide that an Award (including any Dividend Equivalent) will be satisfied (wholly or in part) by paying the Participant an amount in cash equal to the Market Value of the Shares which would otherwise have been issued or transferred (less the Exercise Price, in the case of an Option).

A Phantom Award will always be satisfied in this manner.

For the avoidance of doubt, an Award which is subject to a Holding Requirement may only be satisfied as described above at or after the end of the Holding Period.

5.8	Tax

The Participant will be responsible for all taxes, social security contributions, other payroll deductions required by law, and other levies or charges arising out of or in connection with an Award or the acquisition, holding or disposal of Shares or any interest in them. But this will only apply to employer social security contributions to the extent that the Committee so decides and to the extent lawful.

If the Grantor, any Member of the Group or the trustee of any employee benefit trust has any liability to pay or account for any such tax, contribution, payroll deduction, levy or charge, it will normally meet the liability by selling Shares of which the Participant has become the beneficial owner on their behalf and using the proceeds to meet the liability.

However, the Committee may decide that the liability will, instead, be met by:

5.8.1	deducting the amount of the liability from any monetary payment due under the Plan;

5.8.2	reducing the number of Shares to which the Participant would otherwise be entitled;[1]and/or

5.8.3	deducting the amount from any payment of salary, bonus or other monetary payment due to the Participant; and/or

5.8.4	requiring the Participant to pay the amount of such liability to, or to the order of, the Company or any Member of the Group.

The Participant will enter into any elections required by the Committee, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and/or elections to transfer any liability, or agreements to pay social security contributions.

[1]	Note that there may be legal difficulties with taking this approach for Estonian tax liabilities.

Notwithstanding anything else in these rules, the Vesting of an Award or the issue or transfer of Shares or any payment of cash may be delayed until the Participant has done all things reasonably required by the Committee to give effect to this rule 5.8.

Without limiting this rule in any way, references to “employer social security contributions” shall, in respect of Estonia, include fringe benefit taxes (CIT and social tax).

6	Malus, delay in Vesting and clawback

6.1	Malus (performance adjustment)

Notwithstanding anything else in these rules, the Committee may, at any time before an Award has been satisfied and in its absolute discretion, decide that:

6.1.1	the number of Shares subject to any Award will be reduced;

6.1.2	the Award will lapse (at a time it determines); and/or

6.1.3	additional conditions will be imposed on the Vesting or satisfaction of the Award.

6.2	Clawback

Notwithstanding anything else in these rules, the Committee may, in its absolute discretion, at any time during the Clawback Period, decide that clawback will apply where any of the events referred to in rule 6.4 occur.

If clawback applies the Committee may decide that the Participant:

6.2.1	must transfer to or to the order of the Company a number of Shares which is equal to (or less than) the number of Shares issued or transferred to them pursuant to the Award; and/or

6.2.2	pay to or to the order of the Company an amount representing the value of the Shares acquired under the Award; and/or

6.2.3	pay to or to the order of the Company an amount equal to any cash payment made to them pursuant to the Award.

In addition, the Committee may decide that any Award, bonus or other benefit which might have been granted, Vested or paid to the Participant under this or any other arrangement will be reduced, not awarded or not Vest.

6.3	Examples of events giving rise to malus

Without limiting its discretions under rule 6.1 the following events are examples of what the Committee may take into account in making any decision under this rule:

6.3.1	Results announced for any financial year before Vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Committee.

6.3.2	There has been a material failure of risk management in the Group and/or the business unit or profit centre in which the Participant works.

6.3.3	Any error or a material misstatement has resulted in an overpayment or over-allocation to Participants, whether in the form of Awards granted or Vesting under the Plan or otherwise.

6.3.4	The Participant participated in, or was responsible for, conduct which resulted in significant losses to the Group and/or the business unit or profit centre in which the Participant works.

6.3.5	There is reasonable evidence of misconduct or material error by the Participant and/or the Participant failed to meet appropriate standards of fitness and propriety.

6.3.6

An exceptional event or events occurs that has had or may have a material effect on the value or reputation of any Member of the Group (excluding an exceptional event or events which have a material adverse effect on global macroeconomic conditions).

6.3.7

The Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that Shares cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (wholly or in part) for that insolvency or failure.

6.3.8	The Group and/or the business unit or profit centre in which the Participant works suffers a material downturn in its financial performance.

6.4	Events giving rise to clawback

If the Committee considers that any of the following events occurs or has occurred, the Committee may exercise its discretion under rule 6.2:

6.4.1	There is reasonable evidence of misconduct or material error by the Participant.

6.4.2	Results announced for any financial year before Vesting have subsequently appeared materially financially inaccurate or misleading as determined by the Committee.

6.4.3	There has been a material failure of risk management in the Group and/or the business unit or profit centre in which the Participant works.

6.4.4	Any error or a material misstatement has resulted in an overpayment or over-allocation to Participants, whether in the form of Awards granted or Vesting under the Plan or otherwise.

6.4.5	The Participant participated in, or was responsible for, conduct which resulted in significant losses to the Group and/or the business unit or profit centre in which the Participant works.

6.4.6	The Participant’s behaviour has resulted in material reputational damage to the Group or any Member of the Group.

6.4.7

The Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that Shares cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (wholly or in part) for that insolvency or failure.

6.4.8	The Participant failed to meet appropriate standards of fitness and propriety.

6.4.9	The Group and/or the business unit or profit centre in which the Participant works suffers a material downturn in its financial performance.

6.5	Discretion to delay Vesting, settlement or exercise

6.5.1	Notwithstanding any other provision of these rules, the Committee may delay:

(i)	the Vesting of an Award under any rule;

(ii)	the issue or transfer of Shares or payment of cash pursuant to an Award which Vests;

(iii)	the ability for a Participant to exercise an Option; and/or

(iv)	the expiry of a Holding Period,

if the Committee determines that it is appropriate to do so.

6.5.2

Without prejudice to the generality of the Committee’s discretion, and without any limitation whatsoever, the circumstances in which the Committee may (but shall not be obliged) to consider exercising the discretion in rule 6.5.1 include where, on the date on which the event in rule 6.5.1(i) to (iv) would otherwise occur, there is an ongoing investigation or other procedure which could essentially result in an Award being subject to adjustment in accordance with rule 5.2 (Determining the Performance Condition) or this rule 6 (Malus, delay in Vesting and clawback), or where the Committee determines that further investigation of any matter is needed.

6.6	General

6.6.1	For the avoidance of doubt, rules 6.1 and 6.2 can apply even if the Participant was not responsible for the event in question or if it took place before the Vesting or grant of the Award.

6.6.2	Those rules may be applied in different ways for different Participants in relation to the same or different events.

6.6.3	The Committee will notify the Participant of any adjustment or delay under this rule 6.

6.6.4	Except to the extent the Committee so decides at the time of exchange, neither malus nor clawback will apply to an Award which has been exchanged in accordance with rule 9.5 (Exchange).

6.6.5	Clawback will not apply to an Award which has Vested in accordance with rule 9 (Corporate events).

6.6.6	Without limiting rule 12.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of the operation or purported operation of this rule 6.

7	Holding Requirement

7.1	Structure of Holding Requirement

To the extent not previously notified to the Participant, immediately prior to Vesting the Committee will determine whether for the purposes of the Holding Requirement, either the Award will continue during the Holding Period on the terms described in Schedule 7 (a Gross Holding Award) or Holding Shares will be delivered in accordance with this rule 7.

If no determination is made in accordance with this rule, the Award will continue as a Gross Holding Award during the Holding Period.

7.2	Holding Shares

If this rule 7 applies to an Award, it will Vest at the time and to the extent determined under rules 5 or 8 but, in the case of:

7.2.1

a Conditional Award, the Holding Shares will be issued or transferred to the Participant or to another person to be held for the benefit of the Participant (as the Committee determine) on the basis set out in this rule 7; and

7.2.2

an Option and it is exercised during the Holding Period, the Holding Shares will be issued or transferred as described above to be held for the balance of the Holding Period, on the basis set out in this rule 7;

7.2.3

Forfeitable Shares, Vesting of the Holding Shares will be deferred until the end of the Holding Period and during the Holding Period, the Forfeitable Share Agreement will continue to apply as varied by this rule 7 as if the Forfeitable Shares were Holding Shares.

If required to do so by the Committee, the Participant must enter into an agreement setting out the basis on which the Holding Shares will be held under this rule 7. If the Participant does not do so in the manner and within the timeframe specified by the Committee, the Award will lapse and the Holding Shares will not be issued or transferred (or will be forfeited if already issued or transferred).

If the Holding Shares had already been transferred to the Participant or to another person to be held for the benefit of the Participant, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Committee.

7.3	Rights during the Holding Period

7.3.1

The Participant will be entitled to vote (or give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Holding Shares from the date the Shares are issued or transferred.

7.3.2	The Participant may not transfer, assign or otherwise dispose of the Holding Shares or any interest in them (or instruct anyone to do so) except in the case of:

(i)	a sale of sufficient entitlements nil-paid in relation to a Holding Share to take up the balance of the entitlements under a rights issue or similar transaction;

(ii)	on forfeiture of the Holding Shares as described in rule 7.4;

(iii)	to fund any tax in accordance with rule 5.8; or

(iv)	an irrevocable undertaking to accept or vote in favour of a transaction contemplated by rule 9;

(v)	in any other circumstances if the Committee so allows.

7.3.3

Any securities which the Participant receives in respect of Holding Shares as a result of an event described in rule 4.3 during the Holding Period will, unless the Committee decides otherwise, be subject to the same restrictions as the corresponding Holding Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

7.3.4	For the avoidance of doubt, clawback (under rule 6.2) will apply to the Holding Shares during the Holding Period.

7.4	Leaving employment during the Holding Period

Rule 8 (Leaving employment) will not apply to any Holding Shares during the Holding Period and the Holding Requirement will continue to apply after the Participant has left employment.

However, if the Participant leaves employment during the Holding Period in circumstances in which their employment could have been terminated without notice or otherwise due to the Participant’s misconduct, the Holding Shares will be forfeited.

7.5	Forfeiture of Holding Shares

Where any Holding Shares are forfeited, the Participant will immediately transfer their interest in the Holding Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Committee.

7.6	End of the Holding Period

7.6.1	The Holding Period will end on the earliest of the following:

(i)	the date on which the Holding Period would normally end, as set by the Committee under rule 2.3;

(ii)	the date on which the Participant dies;

(iii)	the date of a Change of control; or

(iv)	any other date determined by the Committee.

7.6.2	At the end of the Holding Period, the restrictions relating to Holding Shares in rule 7.2.2 will cease to apply and the Holding Shares will be transferred to the Participant or as they may direct.

8	Leaving employment

8.1	General rule

Unless rules 8.2 (Exceptions) or 8.5 (Bonus Deferral Awards) apply, an Award which has not Vested will lapse on the date the Participant leaves employment.

Vested but unexercised Options will lapse where the Participant leaves employment because of serious misconduct or otherwise in circumstances in which their employment could have been terminated without notice (whether or not it was, in fact, so terminated).

8.2	Exceptions

Subject to rule 8.3 (Early vesting), the Committee may decide within 30 days of a Participant leaving employment that an Award which has not Vested will not lapse and the rules will continue to apply. Unless the Committee decides otherwise, the number of Shares in respect of which the Award will be capable of Vesting will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date the Participant left employment or to such greater extent as it may determine.

Vesting of the Award on or after leaving employment will be subject to such additional conditions as the Committee may impose.

8.3	Early vesting

Where a Participant leaves employment and the Committee decides that rule 8.2 will apply, the Committee may also decide, in its discretion, that the Award will Vest on the date the Participant leaves employment or on any later date chosen by it. Where it does so:

8.3.1

subject to any Holding Requirement, the Award will Vest to the extent that any condition has been or is likely to be satisfied (as determined by the Committee, at the time the Participant leaves employment, in the manner specified in the condition or in such manner as it considers reasonable);

8.3.2

unless the Committee decide otherwise, the number of Shares in respect of which the Award Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed by the date the Participant left employment or to such greater extent as it may determine; and

8.3.3	the Award will lapse to the extent it does not Vest.

8.4	Death

If a Participant dies, the Award will Vest on the date of death in full.

Shares will be issued or transferred or cash paid to the personal representatives of a Participant who has died but only if they have produced such evidence as the Committee may require of their status as such. The receipt of any person who has produced such evidence will discharge the Grantor from any obligation to the Participant or their estate.

8.5	Bonus Deferral Awards

A Bonus Deferral Award will not lapse on the date the Participant leaves employment but will continue in effect until it Vests or lapses in accordance with these rules save that rule 8.3.2 will also not apply to Bonus Deferral Awards.

However, a Bonus Deferral Award will lapse if the Participant leaves employment because of serious misconduct or otherwise in circumstances in which their employment could have been terminated without notice (whether or not it was, in fact, so terminated).

8.6	General

8.6.1	A Participant will only be treated as “leaving employment” when they are no longer an employee or director of any Member of the Group.

8.6.2	Unless the Committee decides otherwise, a Participant will be treated as leaving employment on the date of leaving.

8.6.3	An Option (whether Vested or not) which does not lapse when the Participant dies or leaves employment will lapse on the latest of:

(i)	six months after the date of leaving employment;

(ii)	where not Vested, six months after the date on which it Vests;

(iii)	where the Participant has died, 12 months after the date of death; or

(iv)	in any case, such later date as the Committee may allow;

or, if earlier, on the Final Lapse Date.

9	Corporate events

9.1	Change of control

Subject to rule 9.5, if there is a Change of control, an Award will Vest as described in rule 9.3.

9.2	Demerger and other corporate events

If the Company is or may be affected by:

9.2.1	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any Award; or

9.2.2	any reverse takeover (not within rule 9.1), merger by way of a dual listed company or other significant corporate event, as determined by the Committee,

the Committee may allow an Award to Vest to the extent determined by the Committee (not being greater than the extent specified in rule 9.3). The Committee may impose other conditions on Vesting.

9.3	Extent of Vesting

Where rule 9.1 or 9.2 applies:

9.3.1

the Award will Vest to the extent that any Performance Condition has been or is likely to be satisfied, as determined by the Committee at the time of the relevant event, in the manner specified in the condition or in such manner as it considers reasonable.

9.3.2

unless the Committee decide otherwise or the Award is a Bonus Deferral Award, the number of Shares in respect of which it Vests will be reduced to reflect the proportion of the period up to the Normal Vesting Date which had elapsed on the date of the relevant event or to such greater extent as it may determine.

9.3.3	to the extent that the Award does not Vest it will lapse, save that the Committee may decide that it will be exchanged (wholly or partly) under rule 9.5 (Exchange).

9.4	Lapse of Options

An Option will be exercisable to the extent it has Vested:

9.4.1	for six months following a Change of control or, if earlier, for six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served; or

9.4.2	for such period (not exceeding one year) as the Committee may set at the time of the event, following an event described in rule 9.2,

and will lapse at the end of that period to the extent it has not been exercised or exchanged.

9.5	Exchange

An Award will not Vest (or, in the case of an Option, be exercisable) following an event described in rules 9.1 or 9.2 but will be exchanged pursuant to rule 10 (Exchange) to the extent that:

9.5.1	an offer to exchange the Award is made and accepted by a Participant; or

9.5.2	the Committee, with the consent of the Acquiring Company, decide before the event that the Award will be automatically exchanged.

9.6	Committee

In this rule 9 (Corporate events), “Committee” means those people who were members of the remuneration committee of the Company immediately before the Change of control.

10	Exchange

10.1	Timing of exchange

Where an Award is to be exchanged under rule 9.5 (Exchange) the exchange is effective immediately following the relevant event.

10.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

10.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

10.2.2	must be equivalent to the existing Award, subject to rules 6.6.5 and 10.2.4;

10.2.3	will be treated as having been acquired at the same time as the existing Award and, subject to rule 10.2.4, will Vest in the same manner and at the same time;

10.2.4	must:

(i)	be subject to a condition which is, so far as practicable, equivalent to any condition applying to the existing Award; or

(ii)

not be subject to any condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 9.3 (Extent of Vesting) and Vest at the end of the period over which any original Performance Condition was tested or on the Normal Vesting Date set by the Committee on the grant of the Award; and/or

(iii)	be subject to such other terms as the Committee consider appropriate in all the circumstances,

but where the Award is exchanged to the extent it does not Vest under rule 9.3 (Extent of Vesting), it need not be subject to any condition.

10.2.5

is governed by the rules of the Plan from time to time, excluding rule 11.2 (Shareholder approval), as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 10.2.1 above.

11	Changing the Plan and termination

11.1	Committee’ powers

Subject or rule 11.2, the Committee may at any time change the Plan and the terms of any existing Awards in any way, including changes to the disadvantage of existing Participants.

11.2	Shareholder approval

Except as described in rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limitations on the amount or number of Shares, cash or other benefits subject to the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)

the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 11.2.

11.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

11.2.3

The Committee may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rules 3.2 (Plan limits - 10 per cent), 3.3 (Plan limits - 5 per cent) and 3.4 (Scope of Plan limits).

11.3	Employees’ share scheme

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 1166 of the Companies Act 2006.

11.4	Notice

The Committee is not required to give Participants notice of any changes.

11.5	Termination

The Plan will terminate on the 10th anniversary of IPO but the Committee may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.

12	General

12.1	Terms of employment

12.1.1	In this rule 12.1, ‘Employee’ means any current, former or prospective employee of any Member of the Group.

12.1.2	This rule 12.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

12.1.3

Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

12.1.4

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis on any occasion does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, on any future occasion.

12.1.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour.

12.1.6

The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational, capricious arbitrary or might be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and the employer.

12.1.7	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

12.2	Committee’ decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

12.3	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

12.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

12.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

12.6	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006 or any applicable law.

12.7	Participants’ information

12.7.1

Subject to rule 12.7.2, by participating in the Plan and accepting an Award, the Participant consents to the holding and processing of personal information the Participant provides to any Member of the Group, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)	administering and maintaining Participant records;

(ii)	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

(iv)	transferring information about the Participant to any country or territory[2] that may not provide the same statutory protection for the information as the Participant’s home country.

12.7.2

The basis for any processing of personal information about the Participant under the EU’s General Data Protection Regulation (2016/679) (“GDPR”) (or any successor laws, including its incorporation into UK law as the UK GDPR) is set out in the Company’s Share Plan Privacy Notice and is not the consent given under rule.12.7.1. The Share Plan Privacy Notice also contains details about how the Participant’s personal information is processed and the Participant’s rights in relation to that information. The Participant has a right to review the Share Plan Privacy Notice.

12.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements to obtain or avoid the necessity for any such consent.

12.9	Consistency with Committee’ remuneration policy

Nothing in these rules or the terms of any Award will oblige the Grantor or any other person to make any remuneration payment or payment for loss of office which would be in breach of Chapter 4A of Part 10 of the Companies Act 2006 (which requires such payments to be within an approved remuneration policy or otherwise approved by shareholders).

The Company will not be obliged to seek the approval of its shareholders in general meeting for any such payment but may make such changes as are necessary or desirable to the terms of any payment to ensure that it is not in breach of that Chapter.

[2]	You will need to check this sort of consent to transfer can be given by participant in the relevant jurisdiction.

12.10	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

12.11	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

12.12	Notices

12.12.1

Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any website.

12.12.2

Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, or by such other means, as the Committee or duly appointed agent may decide and notify Participants.

12.12.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12.13	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule 1

Section 409A Exempt Time-based Awards

1	Application and purpose

1.1	This Schedule will apply to an Award:

1.1.1	which is held by a Participant who is or at any time becomes subject to United States tax on an Award;

1.1.2	to which Schedule 2 does not apply;

1.1.3	which is an Option with an Exercise Price which is less than the Market Value of a Share on the date on which it is granted; and

1.1.4	is not subject to any Performance Condition.

a ‘409A Exempt Time-based Award’.

1.2	409A Exempt Time-based Awards shall be governed by the rules of the Plan as amended by this Schedule.

1.3	For the avoidance of doubt, this Schedule can apply to an Award without any decision by the Committee.

2	Short term deferral exemption

409A Exempt Time-based Awards are intended to fall within the short-term deferral exemption to Section 409A of the Code and will be administered and interpreted in a manner which complies with this intent.

The Committee, in its sole discretion and without the consent of the Participant, may amend the terms of a US Time-Based Award (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the short-term deferral exemption to Section 409A of the Code (or otherwise to comply with Section 409A of the Code).

3	Options with an Exercise Price less than Market Value

If a 409A Exempt Time-based Award is an Option and its Exercise Price is:

1.4	nil or of an amount which the Committee considers is nominal, it will be treated as being and having always been a Conditional Award granted on the same terms;

1.5	not nil or nominal but is less than the Market Value of a Share on the date on which it is granted, it must be exercised by no later than the later of:

3.1.1	15 March immediately following the end of the taxable year of the Participant in which the 409A Exempt Time-Based Award Vests; and

3.1.2	15 March immediately following the end of the taxable year of the Company in which the 409A Exempt Time-Based Award Vests; and

will lapse at the end of such period to the extent not exercised.

4	Vesting on leaving employment

If a Participant leaves employment and the Committee decides that an unvested Award will not lapse in accordance with rule 8.2, the Award will always Vest on the date the Participant leaves employment in accordance with rule 8.3 (early vesting). 3

5	Restrictions on satisfying 409A Exempt Time-based Awards

1.6

Any Shares to be issued or transferred or cash to be paid in satisfaction of a 409A Exempt Time-based Award (including in respect of any Dividend Equivalent) will be paid, issued or transferred by no later than the later of:

5.1.1	15 March immediately following the end of the taxable year of the Participant in which the 409A Exempt Time-based Award Vests; and

5.1.2	15 March immediately following the end of the taxable year of the Company in which the 409A Exempt Time-Based Award Vests.

But this will not prevent the application of any Holding Requirement.

1.7

Where the trustee of any employee benefit trust is to transfer Shares following the Vesting or exercise of a 409A Exempt Time-based Award, the Shares will not be treated as allocated and the Participant will not have any interest in those Shares or the trust.

1.8	The trustee of an employee benefit trust will not make any cash payment in respect of a 409A Exempt Time-based Award.

6	Status of 409A Exempt Time-based Awards

Notwithstanding any provision of the Plan (including this Schedule) or the terms of any Award, no Member of the Group makes any representation to any Participant or beneficiary thereof that any Awards are exempt from the requirements of, Section 409A of the Code, and no Member of the Group shall have any liability or other obligation to indemnify or hold harmless the Participant or any beneficiary thereof for any tax, additional tax, interest or penalties that the Participant or any beneficiary thereof may incur in the event that any provision of this Plan, or any Award or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

7	Exchange

An 409A Exempt Time-based Award will not be exchanged in accordance with rule 10 if the exchanged Award would not meet the requirements to be a short-term deferral under Section 409A of the Code.

[3]

Discretionary vesting should be allowed only rarely and in unusual circumstances for 409A Exempt Time-based Awards, as if a pattern or practice of vesting in certain circumstance develops, such that it is unlikely that a participant who terminates employment under those circumstances will forfeit his or her award, then the award will be treated as being vested for US tax purposes at the time the circumstances develop, and the award is likely to fail the requirements of the short-term deferral exception. For example, if the committee regularly vests participants who terminate employment after age 60 and who have 20 years of service, then a participant is likely to be treated as vested for US tax purposes when he or she turns 60 and has 20 years of service. If the award is not settled by March 15 of the relevant taxable year after the participant turns age 60 with 20 years of service, the award will no longer meet the requirements to be a short-term deferral. A regular pattern of vesting in the case of disability would be another example.

8	Changing the Plan

No change will be made to a 409A Exempt Time-based Award under rule 11 if the changed Award would not meet the requirements to be a short-term deferral under Section 409A of the Code.

Schedule 2

s.409A Compliant Time-based Awards

1	Application and purpose

1.1	When granting an Award that is a Conditional Award, the Committee may decide that this Schedule will apply to the Award if it considers that:

1.1.1	the employee is or becomes subject to United States tax on the Award;

1.1.2	the terms of the Award would constitute a “nonqualified deferred compensation plan” under Section 409A of the Code; and

1.1.3	the Award is not subject to a Performance Condition.

If it does so, the Award will be a ‘409A Compliant Time-based Award’ and will be construed in a manner consistent with the applicable requirements of Section 409A of the Code.

1.2

The Committee, in its sole discretion and without the consent of the Participant, may amend the terms of a 409A Compliant Time-based Award (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

1.3	Schedule 3 may also apply to Estonian Participants.

2	Leaving employment

2.1

If a Participant leaves employment in circumstances that is a “separation of service” and the Committee decides that an unvested Award will not lapse in accordance with rule 8.2, the Award will always Vest on the date the Participant leaves employment in accordance with rule 8.3 (early vesting). Rule 8.3 (early vesting) will not otherwise apply.

2.2

In the case of any Participant who is a “specified employee”, a distribution on account of a “separation from service” shall be made on the first business day falling after the expiry of a period of six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

3	Corporate events

3.1

A 409A Compliant Time-Based Award can only Vest under rule 9.1 (change of control) if the Change of control is a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company.

3.2	Rule 9.2 will not apply to a 409A Compliant Time-Based Award.

4	No other acceleration or delay to Vesting

4.1	Notwithstanding any provision of the Plan (which shall be read accordingly), a 409A Compliant Time-Based Award shall only be capable of vesting the earliest of:

4.1.1	the Normal Vesting Date (or Normal Vesting Dates) which shall be specified at grant and shall constitute a specified time (or a fixed schedule) for such vesting;

4.1.2	the date of early Vesting under rule 8.3 (early vesting), as applied in accordance with this Schedule);

4.1.3	death (see rule 8.4)

4.1.4	a Change of control (see rule 9.1) as applied in accordance with this Schedule.

5	Exchange

An 409A Compliant Time-based Award will not be exchanged in accordance with rule 10 if the exchanged Award would not meet the requirements of Section 409A of the Code.

6	Changing the Plan

No change will be made to a 409A Compliant Time-based Award under rule 11 if the changed Award would not meet the requirements of Section 409A of the Code.

7	General provisions

7.1

The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service.

7.2	Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code.

7.3

Terms in quotation marks used in this Schedule shall have the same meanings that those terms have for purposes of Section 409A of the Code and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409 of the Code that are applicable to the 409A Compliant Time-Based Award.

7.4

Where the trustee of any employee benefit trust is to transfer Shares following the Vesting or exercise of a 409A Compliant Time-Based Award, the Shares will not be treated as allocated and the Participant will not have any interest in those Shares or the trust.

7.5	The trustee of an employee benefit trust will not make any cash payment in respect of a 409A Compliant Time-Based Award.

7.6

Notwithstanding any provision of the Plan (including this Schedule) or the terms of any Award, no Member of the Group makes any representation to any Participant or beneficiary thereof that any Award satisfies the requirements of Section 409A of the Code and no Member of the Group shall have any liability or other obligation to indemnify or hold harmless the Participant or any beneficiary thereof for any tax, additional tax, interest or penalties that the Participant or any beneficiary thereof may incur in the event that any provision of this Plan, or any Award or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

Schedule 3

Estonian Lockup Awards - US taxpayers

1	Application and purpose

1.1

Unless the Committee decides otherwise, this Schedule will apply to a 409A Compliant Time-based Award granted under Schedule 2 to a Participant who, at the time of grant, is employed by any Member of the Group established in Estonia or by a branch or other presence in Estonia of any Member of the Group (an “Estonian US Lockup Award”).

1.2	An Estonian US Lockup Award will be governed by the rules and Schedule 2 as further expressly varied by this Schedule 3.

1.3

In this Schedule 3, terms in quotation marks shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409 of the Code that are applicable to the Estonian US Lockup Award.

2	Lockup Period

2.1

If an Estonian US Lockup Award Vests under rule 5.1 or 8.3 (each as modified by Schedule 2), other than where paragraph 3(a) applies, before the end of the period of three years starting on the date on which the Award was granted (the ‘Lockup Period’):

2.1.1	the Committee will determine the extent to which the Award would Vest under those rules (including any Dividend Equivalent) but for this Schedule 3; but

2.1.2	no Shares will be issued or transferred and no cash will be paid in respect of the Award until the end of the Lockup Period.

2.2

Until the end of the Lock-Up Period, the Award will continue in effect in respect of the number of Shares determined by the Committee under paragraph 2.1 and lapse as to the balance, (except as described in paragraphs 3 and 4). In particular, rules 4.2 (Transfer), 4.3 (Rights issues, demergers and changes to share capital) and 6 (malus and clawback) will continue to apply as if the Award had not Vested.

2.3

At the end of the Lockup Period, subject to any reduction under rule 6 (malus and clawback) and to any Holding Requirement, the relevant number of Shares will be issued or transferred or the relevant amount of cash paid under rule 5 as if the Award had Vested on the last day of the Lockup Period. The issue, transfer or payment will occur no later than the later of:

2.3.1	the end of the calendar year in which the Lockup Period ends; and

2.3.2	the 15th day of the third month following the end of the Lockup Period.

3	Leaving employment

If, during the Lockup Period, the Participant leaves employment:

(a)	because of dismissal for misconduct, the Estonian US Lockup Award will lapse in full; or

(b)	for any other reason, the Lock-up Period shall continue and the Estonian US Lockup Award will not lapse or Vest to any greater or lesser extent under rule 8.

4	Death

If, during the Lockup Period, the Participant dies the Lockup Period will be treated as ending on the date of death (and, for the avoidance of doubt, the Estonian US Lockup Award will not Vest or lapse to any greater extent under rule 8)

5	Change of control

If, during the Lockup Period:

(a)	there is a Change of control; and

(b)

the event constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company and to the extent permitted by Section 409A of the Code, the Lock-up Period will be treated as ending on the date of the relevant event (and, for the avoidance of doubt, the Estonian US Lockup Award will not Vest or lapse to any greater extent under rule 9).

6	General

Where tax is payable before the end of the Lockup Period, rule 4.8 (Tax) will apply. Shares may be issued or transferred and sold or cash paid in respect of the Award to the extent necessary to satisfy the liability under that rule to the extent permitted by Section 409A of the Code. The Award will continue in effect under this Schedule in respect of the balance.

Schedule 4

Non-employees

1	Grants to Non-Employees

Notwithstanding anything in rule 2.1, the Committee may decide that an Award will be granted under this Schedule 4 to any natural person who is not an employee or executive director of any Member of the Group but, who on the date of grant, provides services to any Member of the Group as a contractor, consultant or otherwise (a ‘Non-Employee’).

2	Leaving employment

The rules will apply to any Award granted to a Non-Employee as if set out herein in full except that any reference to ‘employment’ or to ‘leaving employment’ (or similar) will be treated, in relation to the Award, as a reference to the arrangement under which they provide services to any Member of the Group, and the rules shall otherwise be construed accordingly.

3

Without limiting the foregoing, if a Non-Employee ceases to be a Non-Employee but following such cessation continues to be an employee of any Member of the Group, they will not be treated as ‘leaving employment’, and references to ‘employment’ or to ‘leaving employment’ (or similar) shall be construed accordingly. Transfer of Shares

No Member of the Group will provide any financial assistance for the acquisition of Shares by or for the benefit of any Non-Employee unless the Committee is satisfied that doing so would not be unlawful under Chapter 2 of Part 18 of the Companies Act 2006.

Schedule 5

Estonian Lockup Awards – non-US taxpayers

1	Application and purpose

1.1

The Committee may decide that an Award is to be granted under this Schedule to a Participant who, at the time of grant, is: (a) employed by any Member of the Group established in Estonia or by a branch or other presence in Estonia of any Member of the Group; and (b) is not subject to United States tax on the Award (an “Estonian Non-US Lockup Award”).

1.2	An Estonian Non-US Lockup Award will be governed by the rules and this Schedule 5.

1.3

If a Participant becomes subject to United States tax after the grant of a Estonian Non-US Lockup Award, the Award shall automatically become an Estonian US Lockup Award and shall become subject to Schedule 2 and Schedule 3 to these rules without any further action needed on behalf of the Committee or the Participant.

2	Lockup Period

2.1

If an Estonian Lockup Award Vests under rule 5.1 or 8.3, other than where paragraph 3 applies, before the end of the period of three years starting on the date on which the Award was granted (the “Lockup Period”):

2.1.1	the Committee will determine the extent to which the Award would Vest under those rules (including any Dividend Equivalent) but for this Schedule 5; but

2.1.2	no Shares will be issued or transferred and no cash will be paid in respect of the Award until the end of the Lockup Period.

2.2

Until the end of the Lock-Up Period, the Award will continue in effect in respect of the number of Shares determined by the Committee under paragraph 2.1 and lapse as to the balance, (except as described in paragraphs 3 and 4). In particular, rules 4.2 (Transfer), 4.3 (Rights issues, demergers and changes to share capital) and 6 (malus and clawback) will continue to apply as if the Award had not Vested.

2.3

At the end of the Lockup Period, subject to any reduction under rule 6 (malus and clawback) and to any Holding Requirement, the relevant number of Shares will be issued or transferred or the relevant amount of cash paid under rule 5 as if the Award had Vested on the last day of the Lockup Period.

3	Leaving employment

If, during the Lockup Period, the Participant leaves employment:

(d)	because of dismissal for misconduct, the Estonian Non-US Lockup Award will lapse in full; or

(e)	for any other reason, the Lockup Period shall continue and the Estonian Non-US Lockup Award will not lapse or Vest to any greater or lesser extent under rule 8.

4	Death

If, during the Lockup Period, the Participant dies the Lockup Period will be treated as ending on the date of death (and, for the avoidance of doubt, the Estonian Non-US Lockup Award will not Vest or lapse to any greater extent under rule 8.

5	Change of control

If, during the Lockup Period there is a Change of control, the Lock-up Period will be treated as ending on the date of the relevant event (and, for the avoidance of doubt, the Award will not Vest or lapse to any greater extent under rule 9).

6	General

Where tax is payable before the end of the Lockup Period, rule 5.8 (Tax) will apply. Shares may be issued or transferred and sold or cash paid in respect of the Award to the extent necessary to satisfy the liability under that rule. The Award will continue in effect under this Schedule in respect of the balance.

Schedule 6

Ukrainian participants/RSUs

1	Application and purpose

1.1

The Committee may decide that this Schedule will apply to a Conditional Award granted under the Plan or granted under Schedule 4 (and this Schedule shall operate as a Schedule to the Plan and to Schedule 4 as applicable). An Award to which this Schedule applies is referred to as a “Nominal Value Conditional Award”.

2	The Award

2.1	A Nominal Value Conditional Award shall be an Award in the form of an Option, but subject to the following terms:

2.1.1	the Exercise Price shall be equal to the nominal value of a Share from time to time;

2.1.2

a notice of exercise shall automatically be deemed to have been given in respect of the Option (or the relevant part of the Option) on the first date on which the Option (or the relevant part of the Option) vests (for the avoidance of doubt, being the same date on which the Award would vest were the Award in the form of a Conditional Award) without any action required on the part of the Participant;

2.1.3

the Participant shall remain required to pay the Exercise Price, and the issue or transfer of Shares pursuant to the Option shall therefore remain conditional on such payment (but subject to paragraph 2.1.4 below); and

2.1.4

rule 5.8 (Tax) applies as if references to any taxes for which the Company is obliged to account also included reference to the Participant’s liability to pay the Exercise Price (and so that, for the avoidance of doubt, the Company may take any action to procure payment of the Exercise Price that it would otherwise take under rule 5.8 (Tax) to procure satisfaction of the tax liabilities).

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Schedule 7

Holding Requirement – Gross Continuing Award

1	Application and purpose

2.2	If an Award is subject to a Holding Requirement in the form of a Gross Holding Award, the rules of the Plan apply to a Gross Holding Award, amended as described in this Schedule 7.

3	The Award

3.1	Rule 7.2 will not apply and instead immediately after Vesting a Gross Holding Award:

3.1.1	in the form of a Conditional Award, will continue during the Holding Period; and

3.1.2	in the form of an Option, will not be exercisable during the Holding Period.

3.2	Rule 5.3 will not apply.

3.3	Rules 7.3 and 7.5 will not apply.

4	Leaving

4.1	Rule 7.4 will apply during the Holding Period as if references to Holding Shares were references to a Gross Holding Award.

1	End of the Holding Period

4.2	Rule 7.6.1 will apply.

4.3	Rule 7.6.2 will be amended so that at the end of the Holding Period:

4.3.1

for a Gross Holding Award in the form of a Conditional Award, the Grantor will arrange within 30 days of the end of the Holding Period, (subject to rules 5.8 (Tax), 6 (Malus and clawback), 8.4 (Death) and 12.8 (Consents)) for the transfer including a transfer out of treasury or issue, to, or to the order of, the Participant, of the number of Shares in respect of which the Continuing Award Vested; and

4.3.2	for a Gross Holding Award in the form of an Option, it will be exercisable and rule 5.4 will apply.

4.4	Rules 5.6, 5.7 and 5.8 will apply.

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Annexes

These Annexes supplement the rules and schedules and set out terms of Awards which are commonly granted.

Terms specified in rule 2.3 which are not specified below for any Annex will be set by the Committee for each Award granted under the Annex in accordance with that rule.

ANNEX A - S.409A EXEMPT TIME-BASED CONDITIONAL AWARDS GRANTED TO US TAXPAYERS PURSUANT TO SCHEDULE 1 OF THE PLAN

The key terms of Awards under Annex A are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Conditional Award

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Performance Condition	The Award is not subject to a Performance Condition.

Schedules	Schedule 1 applies to Awards under Annex A.

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ANNEX B – NIL COST OPTIONS GRANTED TO PARTICIPANTS WHO ARE NOT US TAXPAYERS

The terms of Awards under Annex B are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Option

Exercise Price	The Exercise Price will be nil.

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Final Lapse Date	The 10th anniversary of the date on which the Option is granted.

Schedules	No Schedules apply to Awards under Annex B at the Award Date

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ANNEX C – ESTONIAN LOCKUP AWARDS FOR US TAXPAYERS (S.409A COMPLIANT TIME-BASED CONDITIONAL AWARDS GRANTED TO US TAXPAYERS RESIDENT IN ESTONIA PURSUANT TO SCHEDULES 2 AND 3 OF THE PLAN)

The key terms of Awards under Annex C are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Conditional Award

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Lock-Up Period	As described in Schedule 3 of the Plan, the Award is subject to a Lock-Up Period of three years from the Award Date. In most circumstances, Shares will not be issued or transferred and cash will not be paid until the end of the Lock-Up Period.

Schedules	Schedules 2 and 3 will apply Awards under Annex C.

Performance Conditions	The Award is not subject to a Performance Condition.

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ANNEX D - S.409A EXEMPT CASH TIME-BASED CONDITIONAL AWARDS GRANTED TO US TAXPAYERS PURSUANT TO SCHEDULE 1 OF THE PLAN

The key terms of Awards subject to Annex D are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Conditional Award. The Awards are Phantom Awards (and so shall not confer any right to receive Shares or any interest in Shares).

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Schedules	Schedule 1 will apply to Awards granted under Annex D.

Performance Condition	The Award is not subject to a Performance Condition.

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ANNEX E – FAIR MARKET VALUE TIME-BASED OPTIONS GRANTED TO US TAXPAYERS

The key terms of Awards granted under Annex E are as follows:

Type of Award:	Option

Exercise Price	The Exercise Price will not be less than “fair market value” within the meaning of U.S. Treasury Regulations Section 1.409A-1(b)(5)(iv).

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Final Lapse Date	The 10th anniversary of the date on which the Option is granted.

Schedules	No Schedules apply to Awards under Annex E at the Award Date.[4]

[4]

To note: Market value options must comply with a number of additional requirements to be exempt from the requirements of section 409A. They must (i) not include any feature for the deferral of compensation after exercise of the option; (ii) generally not provide that dividends or other amounts will be paid upon the exercise of an option; (iii) must only be issued to employees who perform services for the issuer of the stock that is subject to the option or to a subsidiary of the issuer; (iv) comply with restrictions when new options can be substituted for existing options; (v) comply with strict limits on the extent to which options can be modified or extended; and (vi) comply with rules requiring modification of an option if changes are made to the underlying stock that causes it to increase in value. These requirements do not need to set out in the stock option award, but must be complied with in practice.

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ANNEX F – NOMINAL COST OPTIONS GRANTED TO PARTICIPANTS IN UKRAINE

The terms of Awards under Annex F are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Option

Exercise Price	The Exercise Price will be £0.01 for all Shares exercised on any one occasion.

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Final Lapse Date	The 10th anniversary of the date on which the Option is granted.

Schedules	Awards under Annex F are granted under Schedule 4 (including the rules of the Plan which apply as if set out in such schedule in full).

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ANNEX G – CONDITIONAL AWARDS GRANTED TO PARTICIPANTS WHO ARE NOT US TAXPAYERS

The terms of Awards under Annex G are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Conditional Award

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Schedules	No Schedules apply to Awards under Annex G at the Award Date

Performance Conditions	The Award is not subject to a Performance Condition.

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ANNEX H – ESTONIAN LOCKUP AWARDS FOR PARTICIPANTS WHO ARE NOT US TAX (PAYERS (CONDITIONAL AWARDS GRANTED TO ESTONIAN PARTICIPANTS WHO ARE NOT US TAX PAYERS PURSUANT TO SCHEDULE 5 OF THE PLAN)

The key terms of Awards under Annex H are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Conditional Award

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Lock-Up Period	As described in Schedule 5 of the Plan, the Award is subject to a Lock-Up Period of three years from the Award Date. In most circumstances, Shares will not be issued or transferred and cash will not be paid until the end of the Lock-Up Period.

Schedules	Schedule 5 will apply to Awards under Annex H.

Performance Conditions	The Award is not subject to a Performance Condition.

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ANNEX I – NOMINAL COST CONDITIONAL AWARDS GRANTED TO UKRAINIAN PARTICIPANTS

The terms of Awards under Annex I are, subject to any terms set by the Committee in respect of the grant of an Award, as follows:

Type of Award:	Nominal Value Conditional Award

Exercise Price	The Exercise Price will be £0.01 for all Shares in respect of which the Award, or any part thereof, vests on any one occasion.

Normal Vesting Dates:

The Normal Vesting Dates are:

•

as to 25% of the Shares subject to the Award, 12 months after the Award Date; and

•

thereafter, as to 6.25% of the Shares subject to the Award, on each date which falls three months after previous Normal Vesting Date until the date which falls 48 months after the Award Date.

The number of Shares Vesting on any date will be rounded down to the nearest whole Share and the fraction will be added to the number Vesting on the next Normal Vesting Date.

Schedules	Awards under Annex I are granted under Schedule 4 (including the rules of the Plan which apply as if set out in full in Schedule 4), as modified by Schedule 6.

Performance Conditions	The Award is not subject to a Performance Condition.

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